Exhibit 10.05

Settlement and Release Agreement

             This is a Settlement and Release Agreement (“Agreement”) between Zamba Corporation (“Zamba”) and Paul Edelhertz (“Edelhertz”) providing for Edelhertz’ friendly transition from the Zamba payroll to a more traditional Chairman role.

1.          Effective Date. The Effective Date of this Agreement shall be the sixteenth (16th) day following Zamba’s receipt of an unmodified version of this document bearing Edelhertz’ original signature. May 22, 2001, will be considered the last date on which Edelhertz will be on the regular Zamba payroll (“Transition Date”), and no payment will be provided by Zamba after that date except as stated in this Settlement and Release Agreement.

2.          Consideration. In exchange for Edelhertz’ written consent to this Agreement, Zamba agrees to pay Edelhertz on a salary continuation basis through the earlier of December 31, 2001, or until Employee begins receiving regular income from consulting or employment (the “Pay Period”); (ii) except as set forth at the end of this Section 2, allow Edelhertz’ existing stock options to continue to vest according to their current schedules for so long as Edelhertz remains a member of the Board of Directors of Zamba; and (iii) enter into that certain Stock Option Agreement attached hereto and incorporated herein as Exhibit A.

             Salary continuation will be based on Edelhertz’ current base salary, and will not include bonuses, commissions, amounts realized from the exercise of stock options, or any other form of monetary or non-monetary compensation, except as expressly set forth in this Agreement. For Edelhertz’ consent to be valid, he must return this Agreement in a signed and unmodified manner to Zamba, in accordance with the terms of this Agreement.  Settlement pay will be reduced by usual and customary withholdings and deductions.  Edelhertz acknowledges that none of the consideration or benefits set forth in this Agreement are to be made until this Agreement is properly executed and returned to Zamba, and that any payments that are tolled because the Agreement is not executed will be paid in the payroll following execution and return of this Agreement.  Following the end of the Pay Period, Zamba will also pay Edelhertz the value of his accrued yet unused Personal Time Off (“PTO”) as of that date.  PTO shall not continue to accrue following the Transition Date.  Notwithstanding anything else in this Agreement regarding his stock options, Edelhertz acknowledges and agrees that, as further consideration for Zamba’s consent to this Agreement, all stock options granted by Zamba to him in December 2000 shall be cancelled and of no further effect, and Edelhertz will take all such actions as may be reasonably requested by Zamba to effectuate such cancellation.

3.          Benefits.  Until the Transition Date, Zamba will continue Edelhertz’ benefits on the same basis as Edelhertz currently receives.  Following the Transition Date, Edelhertz will be eligible to continue his benefits as provided under the Continuing Omnibus Budget Reconciliation Act (“COBRA”), provided that during the Pay Period, Zamba will continue to pay the premiums for Edelhertz’ benefits as such are currently being paid by Zamba, subject to prior receipt from Edelhertz of the same contributions that Edelhertz currently makes through salary withholding.

4.          No Other Remuneration.  Edelhertz acknowledges and agrees that he is not entitled to any remuneration from Zamba, except as provided in this Agreement, that a material portion of the payments and other benefits contained in this Agreement are good and valuable consideration to which he would not be entitled in the absence of this Agreement, and, provided that Zamba does not breach this Agreement, that he will not seek any further compensation from Zamba, or its current or former officers, directors, shareholders, employees, attorneys, successors and assigns for any claimed damages, expenses, costs, fees or other liability of any kind in connection with his employment with Zamba and the termination of that employment.

5.          Release.  Edelhertz accepts the valuable benefits of this Agreement, and acknowledges that Zamba owes him nothing else.  In return, Edelhertz releases and forever discharges Zamba, and any company associated or affiliated with Zamba, and Zamba’s officers, directors, shareholders, employees, agents and anybody else who works for or with Zamba, of and from any and all legal claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Edelhertz may now have, or has ever had, arising from or in any way connected to Edelhertz’ employment with Zamba, and the termination of that employment.

             Notwithstanding any other federal, state or local statute, regulation, rule or order, Edelhertz agrees that this Release applies to any and all legal claims of any kind whatsoever, whether statutory, common law, constitutional, or otherwise, including but not limited to: all “wrongful discharge” and ”constructive damage” claims; all claims related to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorneys’ fees or costs; any tort claims of any nature; any claims under federal, state, or municipal statute or ordinance; any other contract, tort, and employment discrimination claims, including those under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income and Security Act, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Massachusetts General Laws Chapter 151B, as amended, and any and all other age, sex and disability claims recognized under the Minnesota Human Rights Act and all other federal, state, and local laws.

             Edelhertz acknowledges and agrees that for his waiver, he received consideration in exchange, in excess of anything of value to which he may already have been entitled.  Edelhertz further acknowledges that he was and hereby is advised to consult with an attorney prior to executing this Agreement.  Edelhertz also acknowledges that he was given a reasonable period of time to consider whether or not to sign this Agreement starting from the date Edelhertz first receives a copy of this Agreement.

             Edelhertz also promises not to sue or start any other legal proceedings against any party he released above.  Edelhertz understands that while he is giving up legal claims he may think he has, Zamba would dispute those claims, vigorously defend itself, and not pay Edelhertz any of the benefits of this Agreement.  Thus, this Agreement will avoid costly and lengthy legal disputes, and allows Zamba and Edelhertz to compromise any differences they may have and buy the peace.

6.          No Claims Previously Made by Edelhertz.       Edelhertz represents that he has not filed any complaints, claims, or actions against Zamba, or its current or former officers, directors, shareholders, Employees, attorneys, successors and assigns, or representatives with any state, federal, or local agency or court, and that he will not do so at any time after the Effective Date.

7.          No Admission of Liability.  This Agreement and compliance with this Agreement shall not be construed as an admission by Zamba of any liability to Edelhertz, whatsoever.  Zamba specifically disclaims any liability to Edelhertz for any matter arising from or in any way connected with Edelhertz’ employment with Zamba and the Transition of that employment.

8.          Rescission Notice.  Within fifteen calendar days after signing this Agreement, Edelhertz has the right to rescind only that provision of this paragraph releasing Zamba from liability for charges or actions brought pursuant to the ADEA, Title VII, ADA and Minnesota Human Rights Act.  To be effective, the rescission must be in writing and delivered to Zamba, at 3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416.  If delivered by mail, the rescission must be:

A.	Postmarked within the 15-day period;
B.	Properly addressed to Zamba; and
C.	Sent by certified mail, return receipt requested.

             In the event Edelhertz rescinds this Agreement, Zamba has no obligations to him under this Agreement, and Edelhertz agrees to repay Zamba any funds already paid to him under this Agreement.  This Agreement shall not become effective until the 15-day rescission period has elapsed.

9.          Confidentiality.  It is the intent of the parties that the terms upon which this agreement is based will be forever treated as confidential.  Edelhertz may disclose the terms of this Agreement only to his spouse, attorney, accountant, and tax advisor or preparer.  Zamba may disclose the terms of this Agreement to those of its agents or Employees who have a legitimate need to know such terms. Both parties agree not to make any disparaging or negative statements about the other party or the employment relationship between Edelhertz and Zamba, either in the employment or personal context.  Edelhertz shall not in any way assist or encourage any individual to pursue a claim against Zamba.

10.        Covenants of Non-Competition and Non-Solicitation.  Edelhertz held a position of trust with Zamba, which allowed Edelhertz access to extremely confidential information regarding Zamba’s clients, employees and employment practices.  Therefore, as a separate covenant of this Agreement, Edelhertz agrees that, for a period beginning on the Effective Date and continuing for one (1) year following the end of the Pay Period, Edelhertz shall not (a) directly or indirectly solicit, do business with, deliver products to, render services to or adversely affect Zamba’s relationship with any client or prospective client of Zamba; or (b) solicit for employment or discuss employment opportunities with any of Zamba’s personnel.  These covenants apply to Edelhertz regardless of whether he is acting in his individual capacity or as an employee, contractor, advisor, director, officer, or partner of any third party.  Further, Edelhertz expressly acknowledges the confidentiality of Zamba’s client and employment information, including the names of Zamba’s clients and employees and their contact information, needs, wants, tasks, skills, compensation, and opinions about Zamba, and agrees not to disclose such confidential information to any third party, regardless of Edelhertz’ relationship with such third party, for so long as such information remains confidential.

11.        Voluntary Agreement.  Both Zamba and Edelhertz enter into this Agreement voluntarily, after having had the opportunity to review it and consult with advisors, including legal counsel, of their choice.  This Agreement sets forth the entire agreement between the parties regarding the subject matter herein, superseding any and all other agreements, understandings, memoranda, or proposals, whether written or oral, between the parties regarding the same or similar subject matter.

12.        No Reliance on Representations.  Each party to this Agreement represents and acknowledges that in executing this Agreement that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations and statements specifically stated in this written Agreement.

13.        Successors and Assigns.  This Agreement shall be binding upon the parties to this Agreement and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of those parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns.

14.        Severability.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

15.        Interpretation of Agreement.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

16.        Legal Expenses.  In the event of litigation or arbitration between the parties arising out or relating to this Agreement, the prevailing party will be entitled to recover court or arbitration costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with the action or arbitration, including such costs and fees incurred because of any appeals.  The prevailing party also shall be entitled to recover all such costs and fees that may be incurred in enforcing any judgment or award, and this provision shall not be merged into any judgment but shall survive any judgment.

17.        Specific Performance. Each party agrees that a breach of this Agreement would cause irreparable harm to the other party, and therefore agrees that the non-breaching party may seek a temporary restraining order, a temporary or permanent injunction or any other equitable relief by initiating a court action upon a breach or threatened breach of this Agreement.

18.        Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, except for its choice of laws principles.

\s\ Paul Edelhertz	Date: August 2, 2001
Paul Edelhertz

\s\ Michael Carrel	Date: August 2, 2001
Zamba Corporation

Exhibit A
STOCK OPTION AGREEMENT

             THIS STOCK OPTION AGREEMENT is made as of this ______ day of ________________, _______, by and between PAUL EDELHERTZ (Edelhertz) and ZAMBA CORPORATION, a Delaware corporation (Zamba).

             IN CONSIDERATION of the mutual promises of the parties hereto and the mutual benefits to be gained by the performance herein, the parties agree as follows:

1.)	Grant of Option – Edelhertz hereby grants to Zamba an option to purchase an aggregate of Two Hundred Fifty Thousand (250,000) shares of the common stock of Zamba owned by him (collectively “the Shares”) for an agreed upon amount (“the Purchase Price”). Zamba hereby grants to Edelhertz an option to put the Shares to Zamba for the same Purchase Price. Unless otherwise agreed, Zamba must exercise the option to purchase all of the shares if it desires to purchase any of the shares, and Edelhertz must put to Zamba all of the shares if he desires to put any of the shares.

2.)	Purchase Price – The Purchase Price shall be equal to the total cumulative amount due and payable (i.e., principal and interest) on a Promissory Note dated December 26, 2000, between Zamba and Edelhertz, as of the date of the exercise of an option under this Agreement

3.)	Exercise of Options – If Edelhertz or Zamba desire to execute one of the foregoing options, they may do so by written notice to the other. The notice shall:

(a) State the election to exercise the option; and
(b) Be signed by the party exercising the option.

Within fifteen (15) days following the date of such notice, Edelhertz shall deliver, assign and transfer to Zamba, stock certificates representing 250,000 shares of Zamba. Representing full payment for the Shares, Zamba shall release Edelhertz from any further obligations on a Promissory Note dated December 26, 2000, and treat such note as paid in full and deliver evidence of such to Edelhertz.

4.)	Adjustment Provision – If there is any capital reorganization or reclassification of the capital stock of Zamba, or stock dividend, or any consolidation or merger of Zamba with any other entity, the options granted herein shall apply to all new shares acquired by Edelhertz with respect to the Shares. Thus, by way of example, if there is a stock split, the options described in the Agreement shall apply not only to the Shares, but also to the additional shares acquired by Edelhertz with respect to the Shares, without any increase in the purchase price. This adjustment shall not, however, apply to any other shares of Zamba that may be acquired by Edelhertz through purchase.

5.)	Term of Options – If neither of the options described in this Agreement are exercised within ten (10) years from the date hereof, then either party shall have the right to terminate both options at any time thereafter upon delivery of thirty (30) days’ prior written notice to the other. If neither party exercised their option within thirty (30) days or receipt of such notice, all options described herein shall expire.

6.)	Representations of Edelhertz – Edelhertz represents and warrants that he is the owner, beneficially and of record, of all the Shares, free and clear of all liens and encumbrances; that the sale of the Shares to Zamba will not result in or constitute a breach of any term or provision of any agreement to which Edelhertz is a party; that Edelhertz has the right, power, legal capacity, and authority to enter into and perform his obligations under this Agreement, and no approval or consent of another person is necessary in connection with it; and that Edelhertz shall take no action that will result in these representations being untrue at any time prior to the purchase of the Shares by Zamba.

7.)	Miscellaneous –

	(a)	Counterparts – This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
	(b)	Amendments – This Agreement may be amended in whole or in part at any time by a written instrument setting forth such changes and signed by all of the parties hereto.
	(c)	Benefit – This Agreement shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, executors, administrators, successors and assigns, and the parties hereby agree for themselves and their heirs, executors, administrators, successors and assigns to execute any instrument and to perform any acts which may be necessary or proper to carry out the purposes of this Agreement.
	(d)	Situs – This Agreement was executed in Minneapolis, Minnesota and shall be governed by the laws of the State of Minnesota.
	(e)	Entire Agreement – This Agreement sets fort the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein.

             IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

\s\ Paul Edelhertz

PAUL EDELHERTZ

\s\ Michael Carrel

ZAMBA CORPORATION
By:

Michael Carrel

Name

Title